Exhibit 10.12

DIRECTOR AGREEMENT

This Director Agreement is entered into as of this 23rd day of July, 2007 (the “Agreement) by and between Thomas J. Berthel an individual whose business address is 701 Tama Street, Building B, Marion, Iowa 52302 (“Berthel”) and American Defense Systems, Inc., a Delaware corporation whose address is 230 Duffy Avenue, Unit C, Hicksville, New York 11801 (“ADSI”).

WHEREAS, ADSI has invited Berthel to serve as a member of its Board of Directors (the “ADSI Board”); and

WHEREAS, the parties desire to set forth the terms and conditions of Berthel’s service on the ADSI Board.

NOW THEREFORE, in consideration of the payments by ADSI under this Agreement and for other good and valuable consideration, the parties agree as follows:

1.               Berthal agrees to serve as a member of the ADSI Board commencing on the date Berthel is elected to the ADSI Board of Directors by the ADSI shareholders.

2.               ADSI will pay to Berthel a quarterly director fee in the amount of fifteen thousand and ($15,000) to be paid to Berthel in advance at the beginning of each calendar quarter.  For any period during which Berthel does not serve as a member of the ADSI Board, his quarterly compensation shall be reduced on a pro rata basis and he shall refund any unearned amount of the quarterly director fee to ADSI.

3.               For each year of service as an ADSI Board member, ADSI will issue to Berthel an option to purchase the same number of shares of ADSI common stock provided to ADSI’s other outside directors pursuant to the ADSI Stock Option Plan currently being finalized.

4.               ADSI will maintain Director and Officer (D&O) insurance covering Berthel in his capacity as a member of the ADSI Board.  Attached hereto is a copy of the current Insurance Certificate for the ADSI D&O coverage.  ADSI shall not materially reduce its D&O insurance coverage without ADSI Board approval.

5.               Berthel shall serve as a member of the ADSI Board until the earlier of (a) the expiration of his term; (b) until he is removed by the ADSI Board or shareholders; or (c) he resigns.  Berthel’s initial term shall expire one year from the date of commencement of his term.

6.               Except as otherwise specifically agreed to herein, all notices and other communications made pursuant to this Agreement shall be in writing and when (i) delivered in person, (ii) by registered or certified mail-return receipt requested, (iii) by recognized commercial carrier or overnight courier or (iv) by facsimile transmission, shall be deemed given (a)upon receipt, (b) five days after the notice has been deposited in the mail, postage prepaid, by registered or certified mail, return receipt requested, (c) one business day after the notice has been delivered to such courier service marked for overnight delivery, or (d) the same business day if faxed prior to 5:00 PM Eastern time, or the next business day if faxed after 5:00PM Eastern time or on a day other than a business day.  All notices sent shall be sent to the respective address indicated herein or as otherwise designated pursuant to this Section 7.

7.               This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreements and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement executed by both parties hereto.

8.               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.   In the event of a disagreement between the parties all parties agree to be subject to and submit to personal jurisdiction of the state and federal courts located in the State of New York.

9.               If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restriction contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the day and date set out above.

American Defense Systems, Inc.

By:
/s/ Thomas J. Berthel
Title:	Thomas J. Berthel